EXHIBIT 21

LIST OF SUBSIDIARIES

Allied Motion Changzhou Motors Company, Ltd., incorporated in China

Allied Motion Changzhou Trading Co. Ltd., incorporated in China

Allied Motion Canada Inc., incorporated in Ontario, Canada

Allied Motion Christchurch, a limited liability company, incorporated in New Zealand

Allied Motion Dordrecht BV, incorporated in The Netherlands

Allied Motion Portugal Lda, incorporated in Portugal

Allied Motion Stockholm AB, incorporated in Sweden

Allied Motion Twinsburg, LLC, a limited liability company, incorporated in Delaware

Dynamic Connect (Suzhou) Hi-Tech Electronics Co. Ltd, incorporated in China

Dynamic Controls Suzhou Holdings New Zealand, incorporated in New Zealand

Dynamic Controls, incorporated in New Zealand

Dynamic Europe Limited, incorporated in the United Kingdom

Emoteq Corporation, incorporated in Colorado

Globe Motors de Mexico, S.A. de C.V., incorporated in Mexico

Globe Motors, Inc., a Delaware Corporation

Heidrive GmbH, a German limited liability company, incorporated in Germany

Heidrive s.r.o., a Czech limited liability company, incorporated in Czech Republic

Motor Products Corporation, a Delaware Corporation

Pasotec GmbH, a German limited liability company, incorporated in Germany

Stature Electric, Inc., incorporated in Pennsylvania

TCI, LLC, a limited liability company, incorporated in Wisconsin